UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 19, 2008 (June 16, 2008)

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

On June 16, 2008, we and our subsidiaries entered into a Credit and Security Agreement with Wells Fargo for a three year revolving line of credit and letters of credit collateralized by all of our assets and those of our subsidiaries. Under the facility we can borrow up to $17 million (subject to a borrowing base which includes eligible receivables and eligible inventory), which, subject to the satisfaction of certain conditions, may be increased to $20 million. The credit facility also includes a $7.5 million letter of credit sub facility.

Concurrently with the execution of the Credit and Security Agreement, we made an initial borrowing thereunder in the amount of $11.2 million, which we used to pay in full the outstanding balances owed to our then lender, Manufacturers & Traders Trust Company (“M&T”). We also terminated the underlying credit agreement, notes, security agreements and related instruments and documents, but left in force a Letter of Credit Reimbursement Agreement between M&T and us. In connection with the pay off of the M&T facility, we cash collateralized on a dollar-for-dollar basis four letters of credit previously issued by M&T which will remain outstanding until they expire or are drawn upon. These letters of credit are in the aggregate face amount of approximately $3.1 million. We pledged the cash collateral account to M&T pursuant to a Pledge Account Agreement which we entered into with M&T.

In addition to the repayment of our loans from M&T, the proceeds of the Wells Fargo facility can be used for ongoing working capital needs.

The borrowings under the revolving line of credit bear interest at prime rate minus .25% or the applicable 30, 90, 180-day LIBOR plus 2.4%, subject to certain minimums, and .25% downward adjustment if a required net income amount is earned by the Company for fiscal 2008. Additionally, a monthly collateral management fee will be charged. We paid a closing fee of $57,500 to Wells Fargo and will pay letter of credit fees to Wells Fargo in the amount of 1.0% per annum of the face amount of standby letters of credit issued and .75% per annum of the face amount of commercial letters of credit issued. A prepayment fee in an amount equal to the following percentages of the prepaid amount applies: 3.0% for the first year of the facility; 2.0% for the period between the end of the first year and the 18th month of the facility; and 1.0% thereafter.

The agreement includes various financial and other covenants with which we have to comply in order to maintain borrowing availability and avoid penalties, including an annual capital expenditure limitation and a minimum quarterly net income requirement. Other covenants include, but are not limited to, covenants limiting or restricting the Company’s ability to incur indebtedness, incur liens, enter into mergers or consolidations, dispose of assets, make investments, pay dividends, enter into transactions with affiliates, or prepay certain indebtedness. The credit and security agreement also contains customary events of default including, but not limited to, payment defaults, covenant defaults, cross-defaults to other indebtedness, material judgment defaults, inaccuracy of representations and warranties, bankruptcy and insolvency events, defects in Wells Fargo’ security interest, change in control events, material adverse change and certain officers being convicted of felonies. The occurrence of an event of default will increase the interest rate by 3.0% over the rate otherwise applicable and could result in the acceleration of all obligations of the Company to Wells Fargo with respect to indebtedness, whether under the Credit and Security Agreement or otherwise.

This summary of the Credit and Security Agreement and related instruments and documents executed pursuant thereto are qualified in their entirety by reference to the full text of thereof filed as exhibits herewith, all of which are incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in the second paragraph under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.03	Creation of A Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit No.	Description	Reference
10.1	Credit and Security Agreement	Filed herewith

10.2	$20,000,000 Revolving Promissory Note	Filed herewith

10.3	Collateral Pledge Agreement	Filed herewith

10.4	Phoenix Footwear Group, Inc. Patent and Trademark Security Agreement	Filed herewith

10.5	Penobscot Shoe Company Patent and Trademark Security Agreement	Filed herewith

10.6	Chambers Belt Company Patent and Trademark Security Agreement	Filed herewith

10.7	H.S. Trask & Co. Patent and Trademark Security Agreement	Filed herewith

10.8	Chambers Belt Company Copyright Security Agreement	Filed herewith

10.9	Standby Letter of Credit Agreement	Filed herewith

10.10	Commercial Letter of Credit Agreement	Filed herewith

10.11	Pledge Account Agreement with M&T	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: June 19, 2008	By:	/s/ Scott Sporrer
	Name:	Scott Sporrer
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Reference
10.1	Credit and Security Agreement	Filed herewith

10.2	$20,000,000 Revolving Promissory Note	Filed herewith

10.3	Collateral Pledge Agreement	Filed herewith

10.4	Phoenix Footwear Group, Inc. Patent and Trademark Security Agreement	Filed herewith

10.5	Penobscot Shoe Company Patent and Trademark Security Agreement	Filed herewith

10.6	Chambers Belt Company Patent and Trademark Security Agreement	Filed herewith

10.7	H.S. Trask & Co. Patent and Trademark Security Agreement	Filed herewith

10.8	Chambers Belt Company Copyright Security Agreement	Filed herewith

10.9	Standby Letter of Credit Agreement	Filed herewith

10.10	Commercial Letter of Credit Agreement	Filed herewith

10.11	Pledge and Assignment of Deposit Account Agreement with M&T	Filed herewith